MORGAN KEEGAN SELECT FUND, INC.
                              50 North Front Street
                            Memphis, Tennessee 38103




February __, 2005

Morgan Asset Management, Inc.
417 North 20th Street
Birmingham, Alabama  35203

Dear Ladies and Gentlemen:

     Morgan Keegan Select Fund, Inc. (the "Fund"), a Maryland corporation, has entered into an Investment Advisory Agreement with you dated as of February __, 2005. Under the Investment Advisory Agreement, the Fund agrees to pay you an investment advisory fee (the "Advisory Fee") in connection with the Regions Morgan Keegan Select LEADER Short Term Bond Fund (the "Series"). In consideration of the Fund agreeing to enter into the Investment Advisory Agreement with you, you hereby agree to waive payment of a portion of the Advisory Fee equivalent to 0.20% of the Advisory Fee in connection with both Class A and Class I shares of the Series.

     You agree that the Fund will not be required to reimburse you for amounts waived pursuant to this Agreement. The Fund agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

     This Agreement is made and to be performed principally in the State of Tennessee, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Tennessee. Any amendment to this Agreement shall be in writing signed by the parties hereto.

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     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                            Very truly yours,

                                            MORGAN KEEGAN SELECT FUND, INC.



                                            By:    _____________________________
                                            Title: President


The foregoing agreement is hereby
accepted as of  February __, 2005

MORGAN ASSET MANAGEMENT, INC.


By:    _____________________________
Title: President